Barbara R. Smith Appointed to the Comerica Incorporated
Board of Directors
CEO of Irving, Texas-Based Commercial Metals Company

DALLAS/Sept. 26, 2017 - Barbara R. Smith has been appointed to the Comerica Incorporated Board of Directors, effective Nov. 7, 2017. Smith is the president and chief executive officer (CEO) of Irving, Texas-based Commercial Metals Company (NYSE: CMC), a manufacturer, recycler and marketer of steel and metal products. Smith will serve as a member of the board’s Governance, Compensation and Nominating Committee. The announcement was made by Ralph W. Babb Jr., Comerica’s chairman and CEO.
“We welcome Barbara to the Comerica team,” said Babb. “She brings to our board a number of key skills, including relevant business management experience, expertise in geographic markets in which Comerica has a presence, particularly our headquarters market, and significant financial expertise garnered through the chief financial officer and treasury roles she held during her professional career.”
Smith, 58, joined Commercial Metals Company as senior vice president and chief financial officer in 2011 and served in that capacity until she was promoted to chief operating officer in 2016 and president and chief operating officer in January 2017. In September 2017, she was promoted to president and CEO. Prior to joining Commercial Metals Company, she served a year as treasurer and four years as chief financial officer for Gerdau AmeriSteel. She also served as chief financial officer for Faro Technologies, Inc. and had a 24-year career with Alcoa, Inc., where she held various leadership positions across the company.
Smith received a Bachelor of Science in Accounting degree from Purdue University in West Lafayette, Indiana, in 1981. She also earned certification as a CPA from the State of Tennessee.
“With Barbara’s appointment to the board, we are bringing a fresh perspective, as well as the right mix of skills and expertise, in order to enhance Comerica’s competitive position in the marketplace and deliver long-term value to our shareholders,” said Babb.
Comerica Incorporated (NYSE: CMA) is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico. Comerica reported total assets of $71.4 billion at June 30, 2017.

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